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                                                                    EXHIBIT 12.1


OSI PHARMACEUTICALS, INC.
RATIO OF EARNING TO FIXED CHARGES

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                             SIX MONTHS     SIX MONTHS
                               ENDED          ENDED
                              MARCH 31,      MARCH 31,
                                2004           2003           2003           2002           2001           2000          1999
                            ------------   ------------   ------------   ------------   ------------   ------------   ------------
Net loss                     (89,837,010)   (57,269,035)  (181,357,335)  (218,479,106)   (23,755,434)   (16,347,569)    (9,798,437)
  Equity losses                       --             --                                      243,455        347,820        200,000
  Cumulative effect of
    accounting change                 --             --                                    2,625,000
                            ------------   ------------   ------------   ------------   ------------   ------------   ------------
Net loss before cumm
  effect and equity in
  investee                   (89,837,010)   (57,269,035)  (181,357,335)  (218,479,106)   (20,886,979)   (15,999,749)    (9,598,437)
Add:
  Fixed charges                7,545,182      4,792,511     10,015,667      7,943,667        745,678        688,935        535,370
                            ------------   ------------   ------------   ------------   ------------   ------------   ------------
Net loss as adjusted         (82,291,827)   (52,476,524)  (171,341,668)  (210,535,439)   (20,141,301)   (15,310,814)    (9,063,067)


Fixed Charges:
  Interest (gross),
    including amortization
    of issuance costs          6,175,869      3,617,460      7,549,000      5,877,000         50,011         32,268         24,370
  Estimated interest
    portion of rent            1,369,313      1,175,051      2,466,667      2,066,667        695,667        656,667        511,000
                            ------------   ------------   ------------   ------------   ------------   ------------   ------------
Fixed charges                  7,545,182      4,792,511     10,015,667      7,943,667        745,678        688,935        535,370
                            ------------   ------------   ------------   ------------   ------------   ------------   ------------
Deficiency of earnings
  available to cover
  fixed charges              (89,837,010)   (57,269,035)  (181,357,335)  (218,479,106)   (20,886,979)   (15,999,749)    (9,598,437)
                            ============   ============   ============   ============   ============   ============   ============
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